Exhibit 99.1

Delek Logistics Partners, LP Reports Fourth Quarter 2019 Results

•	Declared fourth quarter distribution of $0.885 per limited partner unit; increased by 9.3% percent year-over-year

•	Reported fourth quarter net income attributable to all partners of $21.6 million; EBITDA increased 6.1% year-over-year

•	Fourth quarter net cash from operations was $45.8 million

•	Distributable cash flow coverage ratio of 1.08x for the fourth quarter 2019

•	Forecasting 5% distribution growth in 2020

BRENTWOOD, Tenn., February 25, 2020 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the fourth quarter 2019. For the three months ended December 31, 2019, Delek Logistics reported net income attributable to all partners of $21.6 million, or $0.52 per diluted common limited partner unit. This compares to net income attributable to all partners of $21.3 million, or $0.58 per diluted common limited partner unit, in the fourth quarter 2018. Net cash from operating activities was $45.8 million in the fourth quarter 2019 compared to $95.4 million in the fourth quarter 2018. Distributable cash flow was $33.0 million in the fourth quarter 2019, compared to $27.6 million in the fourth quarter 2018. Reconciliation of net cash from operating activities as reported under U.S. GAAP to distributable cash flow is included in the financial tables attached to this release.
For the fourth quarter 2019, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $43.3 million compared to $40.8 million in the fourth quarter 2018. Despite spill related costs of $7.1 million in the fourth quarter 2019, results improved on a year-over-year basis. This was primarily due to a $3.4 million increase to income from equity method investments, as well as increased contributions from the Paline Pipeline and Gathering Assets. This was partially offset by lower West Texas gross margin on a year-over-year basis. Reconciliation of net income attributable to all partners as reported under U.S. GAAP to EBITDA is included in the financial tables attached to this release.
Uzi Yemin, Chairman, President and Chief Executive Officer of Delek Logistics' general partner, remarked: "Delek Logistics delivered strong financial performance in fourth quarter with EBITDA increasing approximately 23% excluding spill related costs. Full-year 2019 distribution growth was over 10 percent on a year-over-year basis. The acquisition of the Red River pipeline joint venture bolstered results in 2019. The pipeline expansion, currently underway, should increase the contribution into the second half of 2020. Looking forward, we are targeting distribution growth of 5% in 2020. We are looking at simplifying the capital structure and preparing the balance sheet for potential asset drop-down options from our sponsor, Delek US Holdings, Inc. (NYSE: DK) ("Delek US"). From a strategic perspective, we remain focused on maintaining strong cash flow coverage and flexibility."
Distribution and Liquidity
On January 24, 2020, Delek Logistics declared a quarterly cash distribution of $0.885 per common limited partner unit for the fourth quarter 2019, which equates to $3.54 per common limited partner unit on an annualized basis. This distribution was paid on February 12, 2020 to unitholders of record on February 4, 2020. This represents a 1.0 percent increase from the third quarter 2019 distribution of $0.880 per common limited partner unit, or $3.52 per common limited partner unit on an annualized basis, and a 9.3% increase over Delek Logistics’ fourth quarter 2018 distribution of $0.810 per common limited partner unit, or $3.24 per common limited partner unit annualized. For the fourth quarter 2019, the total cash distribution declared to all partners, including incentive distribution rights (IDRs), was approximately $30.6 million. Based on the distribution for the fourth quarter 2019, the distributable cash flow coverage ratio for the fourth quarter was 1.08x.
As of December 31, 2019, Delek Logistics had total debt of approximately $833.1 million and cash of $5.5 million. Additional borrowing capacity, subject to certain covenants, under the $850.0 million credit facility was $261.6 million. The total leverage ratio, calculated in accordance with the credit facility, for the fourth quarter 2019 was approximately 4.43x, which is within the current requirements of the maximum allowable leverage ratio of 5.25x and a decrease from the third quarter 2019 level of 4.60x
Financial Results
Revenue for the fourth quarter 2019 was $138.6 million compared to $159.3 million in the prior-year period. The decrease in revenue is primarily due to lower prices and volumes in the west Texas wholesale business, partially offset by improved performance from the Gathering Assets and Paline Pipeline. Total operating expenses were $22.3 million in the fourth quarter 2019, compared to $15.9 million in the fourth quarter 2018. The increase was primarily due to spill related costs, higher maintenance and repair and outside services. Total contribution margin was $42.5 million in the fourth quarter 2019 compared to $45.0 million in the fourth quarter 2018. General and administrative expenses were $5.8 million for the fourth quarter 2019, compared to $7.4 million in the prior-year period, with the decrease being primarily due to services rendered in fourth quarter 2018 to support the development and operations of the Big Spring Gathering project not occurring in fourth quarter 2019.

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Pipelines and Transportation Segment
Contribution margin in the fourth quarter 2019 was $25.2 million compared to $26.3 million in the fourth quarter 2018. Operating expenses were $18.7 million in the fourth quarter 2019 compared to $10.9 million in the prior-year period. The increase was primarily driven by spill related costs. Excluding those costs, the contribution margin would have increased year-over-year due to strong performance from Paline and the Gathering Assets.
Wholesale Marketing and Terminalling Segment
During the fourth quarter 2019, contribution margin was $17.3 million, compared to $18.8 million in the fourth quarter 2018. This decrease was primarily due to lower gross margin in west Texas. Operating expenses of $3.6 million in the fourth quarter 2019 were lower than the $5.0 million in the prior-year period.
In the west Texas wholesale business, average throughput in the fourth quarter 2019 was 9,972 barrels per day compared to 12,938 barrels per day in the fourth quarter 2018. The west Texas gross margin per barrel decreased year-over-year to $3.12 per barrel and included approximately $0.3 million, or $0.28 per barrel, from renewable identification numbers (RINs) generated in the quarter. During the fourth quarter 2018, the west Texas gross margin per barrel was $4.60 per barrel and included $0.2 million from RINs, or $0.14 per barrel.
Average terminalling throughput volume of 160,298 barrels per day during the fourth quarter 2019 decreased on a year-over-year basis from 164,028 barrels per day in the fourth quarter 2018. During the fourth quarter 2019, average volume under the East Texas marketing agreement with Delek US was 73,016 barrels per day compared to 77,896 barrels per day during the fourth quarter 2018.
Fourth Quarter 2019 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its fourth quarter 2019 results on Wednesday, February 26, 2020 at 7:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.Delek Logistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through March 11, 2020 by dialing (855) 859-2056, passcode 1297317. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
Investors may also wish to listen to Delek US’ (NYSE: DK) fourth quarter 2019 earnings conference call on Wednesday, February 26, 2020 at 8:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.
About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; the ability of the Red River joint venture to complete the expansion to increase the Red River pipeline capacity; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory and the evaluation of incentive distribution rights; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 10% or at all. Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation

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Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:

•
Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying condensed consolidated statements of income.

•
Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.

EBITDA and distributable cash flow are non-U.S. GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•
Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	Delek Logistics' ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net income and net cash provided by operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$5,545	$4,522
Accounts receivable	13,204	21,586
Inventory	12,617	5,491
Other current assets	2,204	969
Total current assets	33,570	32,568
Property, plant and equipment:
Property, plant and equipment	461,325	452,746
Less: accumulated depreciation	(166,281)	(140,184)
Property, plant and equipment, net	295,044	312,562
Equity method investments	246,984	104,770
Operating lease right-of-use assets	3,745	—
Goodwill	12,203	12,203
Marketing Contract Intangible, net	130,999	138,210
Other non-current assets	21,902	24,280
Total assets	$744,447	$624,593

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$12,471	$14,226
Accounts payable to related parties	8,898	7,833
Interest Payable	2,572	2,664
Excise and other taxes payable	3,941	4,069
Current portion of operating lease liabilities	1,435	—
Accrued expenses and other current liabilities	5,765	7,713
Total current liabilities	35,082	36,505
Non-current liabilities:
Long-term debt	833,110	700,430
Asset retirement obligations	5,588	5,191
Deferred tax liabilities	215	—
Operating lease liabilities, net of current portion	2,310	—
Other non-current liabilities	19,261	17,290
Total non-current liabilities	860,484	722,911
Total liabilities	895,566	759,416
Equity (Deficit):
Common unitholders - public; 9,131,579 units issued and outstanding at December 31, 2019 (9,109,807 at December 31, 2018)	164,436	171,023
Common unitholders - Delek Holdings; 15,294,046 units issued and outstanding at December 31, 2019 (15,294,046 at December 31, 2018)	(310,513)	(299,360)
General partner - 498,482 units issued and outstanding at December 31, 2019 (498,038 at December 31, 2018)	(5,042)	(6,486)
Total deficit	(151,119)	(134,823)
Total liabilities and deficit	$744,447	$624,593

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Net revenues:
Affiliate	$69,484	$62,250	$261,014	$240,809
Third-party	69,126	97,048	322,978	416,800
Net revenues	138,610	159,298	583,992	657,609
Cost of Sales:
Cost of materials and other	73,760	98,417	336,473	429,061
Operating expenses (excluding depreciation and amortization presented below)	22,023	15,423	71,341	55,924
Depreciation and amortization	6,443	5,821	24,893	24,108
Total cost of sales	102,226	119,661	432,707	509,093
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	314	432	2,816	2,820
General and administrative expenses	5,769	7,367	20,815	17,166
Depreciation and amortization	457	448	1,808	1,882
Other operating expense (income), net	129	243	34	891
Total operating costs and expenses	108,895	128,151	458,180	531,852
Operating income	29,715	31,147	125,812	125,757
Interest expense, net	12,164	11,167	47,328	41,263
Income from equity method investments	(4,972)	(1,549)	(19,832)	(6,230)
Other expense, net	139	—	600	8
Total non-operating expenses, net	7,331	9,618	28,096	35,041
Income before income tax expense	22,384	21,529	97,716	90,716
Income tax expense (benefit)	746	249	967	534
Net income attributable to partners	$21,638	$21,280	$96,749	$90,182
Comprehensive income attributable to partners	$21,638	$21,280	$96,749	$90,182

Less: General partner's interest in net income, including incentive distribution rights	8,834	7,065	33,080	25,543
Limited partners' interest in net income	$12,804	$14,215	$63,669	$64,639

Net income per limited partner unit:
Common units - basic	$0.52	$0.58	$2.61	$2.65
Common units - diluted	$0.52	$0.58	$2.61	$2.65

Weighted average limited partner units outstanding:
Common units - basic	24,419,189	24,397,085	24,413,294	24,390,286
Common units - diluted	24,424,715	24,405,661	24,418,641	24,396,881

Cash distribution per limited partner unit	$0.885	$0.810	$3.440	$3.120

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	Twelve Months Ended December 31,
	2019	2018
Cash flows from operating activities
Net income	$96,749	$90,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,701	25,990
Non-cash lease expense	193	—
Amortization of customer contract intangible assets	7,211	6,009
Amortization of deferred revenue	(1,688)	(1,497)
Amortization of deferred financing costs and debt discount	2,629	2,577
Accretion of asset retirement obligations	397	359
Income from equity method investments	(19,832)	(6,230)
Dividends from equity method investments	16,108	6,936
(Gain) loss on asset disposals	(197)	891
Other non-cash adjustments	1,557	826
Changes in assets and liabilities:
Accounts receivable	8,382	1,427
Inventories and other current assets	(7,702)	15,178
Accounts payable and other current liabilities	(4,836)	(1,747)
Accounts receivable/payable to related parties	1,065	9,038
Non-current assets and liabilities, net	3,662	3,019
Changes in assets and liabilities	571	26,915
Net cash provided by operating activities	130,399	152,958
Cash flows from investing activities
Asset acquisitions, net of assumed asset retirement obligation liabilities	—	(72,380)
Purchases of property, plant and equipment	(9,070)	(12,931)
Proceeds from sales of property, plant and equipment	144	502
Purchases of intangible assets	—	(144,219)
Distributions from equity method investments	804	1,162
Equity method investment contributions	(139,294)	(173)
Net cash used in investing activities	(147,416)	(228,039)
Cash flows from financing activities
Proceeds from issuance of additional units to maintain 2% General Partner interest	8	26
Distributions to general partner	(31,654)	(23,698)
Distributions to common unitholders - public	(30,626)	(27,721)
Distributions to common unitholders - Delek Holdings	(51,388)	(46,417)
Distributions to Delek Holdings unitholders and general partner related to Big Spring Logistic Assets Acquisition	—	(98,798)
Proceeds from revolving credit facility	564,700	735,000
Payments on revolving credit facility	(433,000)	(458,200)
Deferred financing costs paid	—	(5,264)
Net cash provided by (used in) financing activities	18,040	74,928
Net increase (decrease) in cash and cash equivalents	1,023	(153)
Cash and cash equivalents at the beginning of the period	4,522	4,675
Cash and cash equivalents at the end of the period	$5,545	$4,522
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$44,791	$38,959
Income taxes	$144	$137
Non-cash investing activities:
Increase/(Decrease) in accrued capital expenditures	$917	$(1,363)
Non-cash financing activities:
Sponsor contribution of fixed assets	$—	$154
Non-cash lease liability arising from obtaining right of use assets during the period	$1,285	$—
Non-cash lease liability arising from recognition of right of use assets upon adoption of ASU 2016-02	$2,654	$—

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Reconciliation of Net Income to EBITDA:
Net income	$21,638	$21,280	$96,749	$90,182
Add:
Income tax expense	746	249	967	534
Depreciation and amortization	6,900	6,269	26,701	25,990
Amortization of customer contract intangible assets	1,803	1,803	7,211	6,009
Interest expense, net	12,164	11,167	47,328	41,263
EBITDA	$43,251	$40,768	$178,956	$163,978

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$45,809	$95,358	$130,399	$152,958
Changes in assets and liabilities	(14,793)	(64,915)	(571)	(26,915)
Non-cash lease expense	2,361	—	(193)	—
Distributions from equity method investments in investing activities	—	205	804	1,162
Maintenance and regulatory capital expenditures	(2,947)	(3,485)	(8,569)	(7,326)
Reimbursement from Delek Holdings for capital expenditures	3,221	936	5,828	3,115
Accretion of asset retirement obligations	(99)	(92)	(397)	(359)
Deferred income taxes	(611)	(152)	(496)	$(152)
Gain (loss) on asset disposals	102	(243)	197	(891)
Distributable Cash Flow	$33,043	$27,612	127,002	$121,592

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
Distributions to partners of Delek Logistics, LP	2019	2018	2019	2018
Limited partners' distribution on common units	$21,616	$19,770	$83,873	$76,113
General partner's distributions	444	—	$1,711	$1,553
General partner's incentive distribution rights	8,573	6,775	$31,781	$24,224
Total distributions to be paid	$30,633	$26,545	$117,365	$101,890

Distributable cash flow	$33,043	$27,612	$127,002	$121,592
Distributable cash flow coverage ratio (1)	1.08x	1.04x	1.08x	1.19x
(1) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Pipelines and Transportation
Net revenues:
Affiliate	$42,517	$38,794	$155,211	$138,418
Third party	6,374	3,531	23,107	15,149
Total pipelines and transportation	48,891	42,325	178,318	153,567
Cost of sales:
Cost of materials and other	4,955	5,187	22,826	19,878
Operating expenses (excluding depreciation and amortization)	18,718	10,880	54,827	39,934
Segment contribution margin	$25,218	$26,258	$100,665	$93,755
Total Assets	$537,580	$387,333

Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$26,967	$23,456	$105,803	$102,391
Third party	62,752	93,517	299,871	401,651
Total wholesale marketing and terminalling	89,719	116,973	405,674	504,042
Cost of sales:
Cost of materials and other	68,805	93,230	313,647	409,183
Operating expenses (excluding depreciation and amortization)	3,619	4,975	19,330	18,810
Segment contribution margin	$17,295	$18,768	$72,697	$76,049
Total Assets	$206,867	$237,260

Consolidated
Net revenues:
Affiliates	$69,484	$62,250	$261,014	$240,809
Third party	69,126	97,048	322,978	416,800
Total consolidated	138,610	159,298	583,992	657,609
Cost of sales:
Cost of materials and other	73,760	98,417	336,473	429,061
Operating expenses (excluding depreciation and amortization presented below)	22,337	15,855	74,157	58,744
Contribution margin	42,513	45,026	173,362	169,804
General and administrative expenses	5,769	7,367	20,815	17,166
Depreciation and amortization	6,900	6,269	26,701	25,990
Loss (gain) on asset disposals	129	243	34	891
Operating income	$29,715	$31,147	$125,812	$125,757
Total Assets	$744,447	$624,593
(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the marketing contract intangible we acquired in connection with the Big Spring acquisition.

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
Pipelines and Transportation	2019	2018	2019	2018
Maintenance capital spending	$2,434	$1,084	$6,435	$3,669
Discretionary capital spending	40	1,436	165	3,171
Segment capital spending	$2,474	$2,520	$6,600	$6,840
Wholesale Marketing and Terminalling
Maintenance capital spending	$1,199	$1,429	2,588	$2,880
Discretionary capital spending	295	176	799	1,845
Segment capital spending	$1,494	$1,605	$3,387	$4,725
Consolidated
Maintenance capital spending	$3,633	$2,513	$9,023	$6,549
Discretionary capital spending	335	1,612	964	5,016
Total capital spending	$3,968	$4,125	$9,987	$11,565

Delek Logistics Partners, LP
Segment Data (Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Pipelines and Transportation Segment:
Throughputs (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	55,521	45,416	42,918	51,992
Refined products pipelines to Enterprise Systems	53,960	41,496	37,716	45,728
Gathering Assets	30,917	15,536	21,869	16,571
East Texas Crude Logistics System	16,612	13,602	19,927	15,696

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (1)	73,016	77,896	74,206	77,487
Big Spring marketing throughputs (average bpd) (2)	79,985	84,135	82,695	81,117
West Texas marketing throughputs (average bpd)	9,972	12,938	11,075	13,323
West Texas gross margin per barrel	$3.12	$4.60	$4.44	$5.57
Terminalling throughputs (average bpd) (3)	160,298	164,028	160,075	161,284
(1) Excludes jet fuel and petroleum coke.
(2) Throughputs for the twelve months ended December 31, 2018 are for the 306 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 31, 2018.
(3) Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, our El Dorado and North Little Rock, Arkansas and our Memphis and Nashville, Tennessee terminals. Throughputs for the Big Spring terminal for twelve months ended December 31, 2018 are for the 306 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput for the twelve months ended months ended December 31, 2018 was 56.6 million barrels, which averaged 155,193 bpd for the period.

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Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312
Jeb Bachmann, Manager of Investor Relations and Market Intelligence, 615-224-1118
Lenny Raymond, Manager of Investor Relations and Market Intelligence, 615-224-0828

Keith Johnson, Vice President of Investor Relations, 615-435-1366

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

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